Exhibit (a)(2)

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Recommendation to Reject the Opportunistic Offer

Made to Your Clients to Sell Shares for $12.50 per share

to Comrit Investments 1, L.P. (Comrit)

In the near future, your clients may receive correspondence from Comrit related to Comrit’s tender offer to purchase your clients’ shares of common stock of Inland Real Estate Income Trust, Inc. (Inland Income Trust) at an unsolicited and opportunistic price of $12.50 per share.

The board of directors of Inland Income Trust unanimously recommends that your clients REJECT the offer, as we believe that this offer is an attempt to profit at your client’s expense.

We have sent a letter to Company stockholders to notify them of this offer, along with detailed directions on how to reject. Should you or your clients have any questions on the matter, please refer to the Frequently Asked Questions (FAQs) linked below or reach out to your Inland Wholesaler.

View SEC Filings

Frequently Asked Questions (FAQs)

Thank you for your continued support and patience during this time.

Contact your Inland Account Manager with questions.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made to the public only by a prospectus that has been filed or registered with appropriate state and federal regulatory agencies or pursuant to an exemption from those registration requirements. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

This communication contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “potential”, “may”, “can”, “would”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “seek”, “appear”, or “believe”. Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, competition with the Company’s tenants from internet businesses, the uncertainties of the ongoing review of strategic alternatives, including the sale of the Company, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in the Company’s most recent Form 10-K for the year ended December 31, 2024 filed on March 5, 2025 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC.

Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228

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Important Information Regarding the Comrit Tender Offer

for Inland Income Trust Shares

Q1:	What have my client(s) received from Comrit?

A:

Your client(s) have received or may soon receive a tender offer from Comrit Investments 1, L.P. (“Comrit”) to purchase up to 1,025,000 shares of common stock of Inland Real Estate Income Trust, Inc. (“Inland Income Trust” or the “Company”) at an unsolicited and opportunistic price of $12.50 per share. The answers to all questions included in this document are based primarily on information contained in the tender offer commenced by Comrit. Please visit the SEC’s website at www.sec.gov to review the filings made by Comrit related to its offer.

Q2:	What is Inland’s response to the offer?

A:

Inland Income Trust’s Board of Directors (the “Board”) has carefully reviewed the terms of Comrit’s tender offer and unanimously recommends that your client(s) reject this unsolicited offer and not tender their shares of common stock. The Board has made its recommendation based in part on the following:

•

Comrit acknowledges that in establishing the purchase price of $12.50 per share, it is motivated to establish the lowest price which might be acceptable to stockholders consistent with Comrit’s objectives.

•

The Board is reviewing strategic alternatives which may lead to a liquidity event for stockholders. Although there is no assurance that a liquidity event will result from this review or the price that may result, the Board believes that stockholders may be better served by waiting for the Board to complete the strategic review.

•

If your client sells their shares to Comrit, your clients will no longer receive distributions or participate in any liquidity event that may result from the Board’s review of strategic alternatives on the shares that have been sold.

•

Comrit states that it has not retained any independent person to evaluate or render any opinion with respect to the fairness of its offer price and that Comrit is making no representation as to the fairness of its offer price to an Inland Income Trust stockholder.

•	None of Inland Income Trust’s directors, executive officers, subsidiaries or other affiliates intends to tender shares of stock to Comrit.

Q3:	What happens if my client(s) tender their shares?

A:

Clients who tender their shares to Comrit will give up the right to sell their shares including through a liquidity event, if one occurs, and the right to any distributions paid after the expiration date of the tender offer, regardless of when payment for the purchase of the shares is made by Comrit.

Q4:	If my client(s) have already tendered shares, are they able to withdraw their tender?

A:

Yes, for a limited period. Shareholders who tender their shares in response to the offer have the right to withdraw their tendered shares at any time prior to the expiration date, which is currently 11:59 p.m. Eastern Time on April 23, 2025. Tenders of shares also may be

Inland Income Trust Tender Offer FAQs

March 2025

withdrawn during the period in which the offer is open. Additionally, Comrit states that tenders of shares may be withdrawn at any time after April 26, 2025, which is the date that is sixty (60) days from the date of the offer, including with respect to any tendered shares for which the Comrit has not completed payment by such date.

Q5:	Was my client’s information shared with Comrit?

A:	No. Inland Income Trust values the privacy of its shareholders and opted to mail Comrit’s tender offer materials at Comrit’s expense instead of sharing client information.

Q6:	What is the current composition of Inland Income Trust’s portfolio?

A:

As of December 31, 2024, the primarily grocery-anchored Inland Income Trust portfolio was comprised of 52 shopping centers, totaling approximately 7.2 million square feet. The Company’s well-located centers were occupied by 824 tenants.

Q7:	How can I find out more about the Board’s recommendation?

A:

Please visit the SEC’s website at www.sec.gov to review the board’s recommendation to reject the tender offer filed on a Schedule 14D-9 on March 11, 2025 or contact Inland Investor Services at 866-My-Inland (866-694-6526).

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “potential”, “may”, “can”, “would”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “seek”, “appear”, or “believe”. Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, competition with our tenants from internet businesses, the uncertainties of the ongoing review of strategic alternatives, including the sale of the Company, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2024 filed on March 5, 2025 filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Inland Income Trust Tender Offer FAQs

March 2025